EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Intcomex, Inc.’s owns 100% of all principal subsidiaries as of December 31, 2008, including the following:

	Subsidiary Name	Jurisdiction
1.	Intcomex Holdings, LLC	Delaware
2.	Intcomex International Holdings Cooperatief U.A.	Netherlands
3.	Intcomex Holdings SPC-I, LLC	Delaware and Mexico (dually-formed)
4.	IFC International, LLC	Delaware
5.	Software Brokers of America, Inc.	Florida
6.	IXLA Holdings, Ltd.	Cayman Islands
7.	Intcomex Argentina S.R.L.	Argentina
8.	Intcomex S.A.	Chile
9.	Intcomex Iquique S.A.	Chile
10.	Intcomex del Ecuador, S.A.	Ecuador
11.	Hurricane Systems, S.A.	Ecuador
12.	Intcomex Colombia LTDA	Colombia
13.	Intcomex Costa Rica Mayorista en Equipo de Cómputo, S.A.	Costa Rica
14.	Intcomex El Salvador, S.A.	El Salvador
15.	Intcomex de Guatemala, S.A.	Guatemala
16.	Intcomex Jamaica Ltd.	Jamaica
17.	Intcomex de las Americas, S.A.	Panama
18.	Computación Monrenca Panama, S.A.	Panama
19.	Intcomex Peru, S.A.C.	Peru
20.	Pontix Trading S.A. (inactive)	Uruguay
21.	Compañía de Servicios IMSC, S. de R.L. de C.V.	Mexico
22.	T.G.M., S.A.	Uruguay
23.	Latin CAS, S.D.	El Salvador
24.	Latin Service, S.A.	Guatemala